EXHIBIT 99.1

PRESS RELEASE

Company Contact:	Investor Contact:
Mark A. Varney, PhD	Erika Moran/ Dian Griesel, PhD
President and CEO	The Investor Relations Group
Cortex Pharmaceuticals, Inc.	212.825.3210
949.727.3157

CORTEX ANNOUNCES FINANCING

IRVINE, CA (April 14, 2009) — Cortex Pharmaceuticals, Inc. (NYSE Amex (COR)) announced that it has obtained a commitment to purchase shares of a newly-designated series of convertible preferred stock pursuant to a registered direct offering to a single institutional investor, representing gross proceeds of approximately $1.5 million. Subject to certain ownership limitations, the preferred stock is convertible into shares of Cortex at the option of the investor at a price of $0.17 per share.

The investor will also receive warrants to purchase 6.9 million shares of Cortex’s common stock. The warrants have an exercise price of $0.3401 per share and, subject to certain ownership limitations, are exercisable after the six-month anniversary of the closing of the transaction and before the third anniversary of such initial exercise date. The closing of the offering is expected to take place on or before April 17, 2009, subject to the satisfaction of customary closing conditions, including the final approval for listing of the shares of common stock (including shares of common stock underlying the convertible preferred stock and the warrants) on the NYSE Amex Equities Market. Cortex plans to use the net proceeds from the offering for working capital and other general corporate purposes.

A shelf registration statement (File No. 333-155749) relating to these securities has been declared effective by the Securities and Exchange Commission. Rodman & Renshaw, LLC, a subsidiary of Rodman & Renshaw Capital Group, Inc. (Nasdaq: RODM), acted as the exclusive placement agent for the transaction.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Any offer of these securities will be solely by means of a prospectus included in the registration statement and any prospectus supplement that may be issued with respect to such offering. Copies of the final prospectus, including the prospectus supplement when filed, can be obtained at the Securities and Exchange Commission’s website, www.sec.gov, or from Rodman & Renshaw, LLC at 212.536.0550.

About Cortex

Cortex, located in Irvine, California, is a neuroscience company focused on novel drug therapies for treating psychiatric disorders, neurological diseases and brain-mediated breathing disorders. Cortex is pioneering a class of proprietary pharmaceuticals called AMPAKINE® compounds, which act to increase the strength of signals at connections between brain cells. The loss of these connections is thought to be responsible for memory and behavior problems in Alzheimer’s disease. Many psychiatric diseases, including schizophrenia, occur as a result of imbalances in the brain’s neurotransmitter system. These imbalances may be improved by using the AMPAKINE technology. For additional information regarding Cortex, please visit the Company’s website at http://www.cortexpharm.com

Forward-Looking Statement

Note — This press release contains forward-looking statements with respect to the anticipated consummation of the offering and the anticipated use of proceeds from the offering, the accuracy of which are necessarily subject to risks and uncertainties, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Cortex, all as more fully described in the risk factors and other matters set forth in Cortex’s Annual Report on Form 10-K for the year ended December 31, 2007, and Cortex’s other filings with the Securities and Exchange Commission, including the prospectus and any accompanying prospectus supplement, relating to this offering. Cortex disclaims any intent or obligation to update any forward looking-statements.

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